Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today - Monday, August 8, 2011 at 10:00 AM ET

Webcast / Replay URL:	http://www.strong-world.com/IREvents.aspx or www.earnings.com

The replay will be available on the Internet for 90 days.

Dial-in number:	800 698 4476 (no pass code required)

Ballantyne Reports Diluted EPS of $0.17 on 15% Increase in

Net Revenues to $37.6 Million

OMAHA, Nebraska (August 8, 2011) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the second quarter (Q2) and six months ended June 30, 2011.

Second Quarter Highlights

•                  Increased net revenues 15% to $37.6 million compared to Q2 2010.

•                  Increased operating income 17% to $3.7 million compared to Q2 2010.

•                  Improved cash flow by $9.2 million over first quarter 2011.

•                  Achieved net earnings per diluted share of $0.17 compared to $0.13 per share in Q2 2010 (excluding $0.06 per share of equity income and gains pertaining to the Company’s 44.4% ownership in the Digital Link II, LLC joint venture).

Second Quarter Results

Ballantyne Strong’s net revenues rose 15% to $37.6 million, led by digital projection system and cinema service revenues, which increased 34% and 38% year-over-year to $26.4 million and $2.9 million, respectively.  Cinema screen sales grew approximately 9% to $4.9 million.  The Q2 screen business was lower sequentially compared to a very strong performance in the prior quarter as some of the Company’s larger domestic customers slowed their 3-D compatible silver screen orders as certain exhibitors had previously accelerated their digital rollouts to meet certain 3-D movie releases.

The strong Q2 2011 digital projection system sales more than offset lower sales of film-based products during the period compared to a year ago.  With the ongoing momentum of the global digital cinema transformation, film-based products continue to be a smaller contributor to the Company’s top-line results, generating $2.6 million in aggregate, versus $5.5 million in the 2010 second quarter.

Ballantyne generated $3.7 million of operating income, compared to $3.2 million in the year-ago quarter, due to the increased sales achieved by the Company as operating margins remained consistent with the prior year.  Ballantyne’s net earnings were $2.5 million, or $0.17 per diluted share, compared to $2.8 million, or $0.19 in Q2 2010.  The prior-year period results were positively impacted by approximately $1.3 million ($0.8 million after-tax), or $0.06 per diluted share, of equity income and gains pertaining to the Company’s Digital Link II joint venture with RealD (NYSE: RLD).

Consolidated gross profit increased 14% to $6.8 million, or an 18.0% gross margin on net revenues, compared to gross profit of $6.0 million, or 18.2% of net revenues in the year-earlier period.  Selling expenses were $1.0 million, or 2.7% of net revenues, up from $0.8 million in Q2 2010, or 2.6% of net sales.  The year-over-year increase was primarily the result of additional personnel to expand our international and service marketing efforts and to support our sales offices in China.   General and administrative expenditures were essentially flat on a year-over-year basis at $2.1 million, but declined to 5.6% of net revenue, compared to 6.5% in the prior year.

Six-Month Results

Net revenues rose approximately 20% to $69.5 million.  Gross profit was $12.8 million, or 18.5% of net revenues, compared to 2010 gross profit through the first six months of $10.3 million, or 17.7% of net revenues.  Net earnings were $4.0 million, or $0.28 per diluted share, compared to net earnings of $3.8 million, or $0.26 per diluted share, in the first half of 2010.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end increased significantly to $20.8 million, up from $11.6 million at March 31, 2011.  As previously disclosed, the lower cash balance at Q1 2011 was largely due to a temporary inventory increase to support future digital projection equipment sales.  In Q2, the Company generated cash flow from operations of $9.2 million and spent approximately $0.2 million on capital expenditures.

President and CEO Gary L. Cavey stated, “Ballantyne’s domestic cinema business performed very well during the second quarter as we generated strong year-over-year comparisons in digital projection equipment sales and service.  We continue to benefit from the Company’s unique positioning as a turnkey cinema product and services provider, with a wealth of industry relationships established over approximately eight decades in the cinema business.  Our service group remains very active with projection system installs and integrations and we are also more aggressively marketing our NOC services to a receptive audience, including many potential targeted customers who did not originally purchase equipment and/or installations from us.

“We are focused on driving more international screen sales and also recently bolstered Ballantyne’s Asian senior management team with the addition of an experienced Chief Operating Officer to support sales efforts in China and other Far Eastern countries where we continue to see opportunities to sell our products and services.

“Given our cash position and untapped $20 million credit facility, we continue to be well-positioned to both fund our working capital needs and explore M&A activities.  We intend to effectively deploy this capital as we pursue strategic growth opportunities developed through our merger and acquisition strategy and other strategic initiatives.  To assist with these efforts we have retained the investment banking firm of George K. Baum & Company.

“Our management team remains focused on completing accretive purchases that most effectively leverage and build upon our unique positioning as a leading turnkey provider of digital cinema products and services and our core competencies including strong customer service, global distribution and service networks, and proven skills in providing integration and installation of electronic components, among other items.  While Management and the Board continually explore capital deployment strategies, we collectively agree that the time is not right for alternative allocations of capital, including, but not limited to, dividends and stock repurchases.

“We expanded and further enhanced our U.S. senior management team with the recent appointment of seasoned corporate executive Mary A. Carstens as the Company’s new CFO.  Mary brings three decades of relevant financial experience to Ballantyne, as well as expertise in navigating international markets, including Asia.  Importantly, former CFO, Kevin Herrmann will continue to serve the Company in a senior financial role as Vice President, Secretary and Treasurer.  He will also remain active in shareholder relations.  Kevin has very strong industry knowledge and a long, successful tenure with our organization.  Lastly, we welcomed two new directors in June when Samuel C. Freitag and Donde Plowman agreed to join our Board.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2011 and 2010

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues	$37,595	$32,748	$69,469	$58,086
Cost of revenues	30,811	26,778	56,632	47,820
Gross profit	6,784	5,970	12,837	10,266

Selling & administrative expenses:
Selling	1,010	839	1,991	1,554
Administrative	2,096	2,137	4,930	4,138
Total selling & administrative expenses	3,106	2,976	6,921	5,692
Gain on the sale/disposal/ transfer of assets	22	170	23	170
Income from operations	3,700	3,164	5,939	4,744
Net interest income (expense)	(14)	2	(25)	(2)
Equity in income (loss) of joint venture	(185)	985	(329)	826
Other income (expense) net	(79)	18	(79)	(26)
Income before income taxes	3,422	4,169	5,506	5,542
Income tax expense	(946)	(1,391)	(1,513)	(1,765)
Net earnings	$2,476	$2,778	$3,993	$3,777
Basic earnings per share	$0.17	$0.20	$0.28	$0.27
Diluted earnings per share	$0.17	$0.19	$0.28	$0.26

Weighted average shares outstanding:
Basic	14,431	14,143	14,375	14,109
Diluted	14,493	14,380	14,470	14,334

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2011 and December 31, 2010

(in thousands)

(unaudited)

	June 30, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$20,799	$22,250
Restricted cash	209	209
Accounts receivable (net of allowance for doubtful accounts)	22,290	16,380
Unbilled revenue	702	7,057
Total inventories, net	21,453	27,940
Recoverable income taxes	9	5
Other current assets	6,825	5,571
Total current assets	72,287	79,412
Investment in joint venture	1,724	2,070
Property, plant and equipment, net	11,471	9,750
Other non-current assets	525	723
Deferred income taxes	601	76
Total assets	$86,608	$92,031
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,063	$30,751
Other accrued expenses	3,935	3,890
Customer deposits	3,762	2,849
Income tax payable	685	1,521
Total current liabilities	28,445	39,011
Other non-current liabilities	690	643
Total liabilities	29,135	39,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000,000 shares; issued 16,609 shares in 2011 and 16,453 shares in 2010	166	165
Additional paid-in capital	37,026	36,241
Accumulated other comprehensive income:
Foreign currency translation	677	260
Minimum pension liability	80	80
Retained earnings	35,007	31,014
	72,956	67,760
Less 2,155 and 2,140 of common shares in treasury, at cost	(15,483)	(15,383)
Total stockholders’ equity	57,473	52,377
Total liabilities and stockholders’ equity	$86,608	$92,031

Selected Cash Flow Statement Items (unaudited):

	Six Months Ended June 30,
	2011	2010

Net earnings	$3,993	$3,777
Depreciation and amortization	864	927
Equity in (gain) loss of joint venture	328	(826)
Net cash provided by (used in) operating activities	(191)	3,274
Proceeds from sale of assets	74	19
Capital expenditures	(2,036)	(3,282)
Net cash used in investing activities	(1,962)	(3,264)
Net increase (decrease) in cash & cash equivalents	(1,451)	474
Cash & cash equivalents at beginning of period	22,250	23,589
Cash & cash equivalents at end of period	$20,799	$24,063

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Vice President	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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